EXHIBIT 19
Executive Summary

The purpose of the KeyCorp Insider Trading Policy (“Policy”) is to address employees’ obligations when they are in possession of Material Non-Public Information (“MNPI,” as defined below in Section 3.1.1). It applies enterprise-wide to KeyCorp and its subsidiaries, including, without limitation, KeyBank National Association (“KBNA”) and its subsidiaries, all collectively referred to herein as “Key” and Key’s directors, officers and employees. Key may also determine that other persons should be subject to this Policy, such as contractors, vendors, or consultants who have access to MNPI.

1.Purpose

This Policy provides guidelines with respect to transactions in the securities of Key and the companies with which Key does business. Key has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit persons who are aware of MNPI (as defined below in Section 3.1.1) about a company from: (i) trading in securities of that company; or (ii) providing MNPI to other persons who may trade on the basis of that information. It is important to Key to avoid even the appearance of impropriety.

2. Scope

2.1 Persons Subject to the Policy

This Policy applies to all directors, officers and employees of Key. Key may also determine that other persons should be subject to this Policy, such as contractors, vendors, or consultants who have access to MNPI. This Policy also applies to family members, other members of a person’s household, and entities controlled by a person covered by this Policy, as defined below.

Transactions by Family Members and Others. This Policy applies to your (a) spouse or domestic partner; (b) financially dependent children and other financially dependent family members, whether or not they live with you; and (c) anyone who lives in your household, including adult independent children, parents, grandparents, grandchildren, in-laws, siblings, and similar step- and adoptive relatives (collectively referred to as “Family Members”).You are responsible for the transactions of these Family Members and therefore should make them aware of the need to confer with you before they engage in transactions in Key Securities (as defined below in Section 2.2), and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

Transactions by Entities that You Influence or Control. This Policy applies to any trust, corporation, partnership, or other entity where you have significant influence or control over decisions involving Key Securities (collectively referred to as “Controlled Entities”), including any trust or other entity established for estate planning purposes. Transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Certain lines of business may have policies and procedures that impose additional requirements and restrictions on covered employees with respect to MNPI and securities trading activity. These include, but are not limited to, the KeyBanc Capital Markets Inc. (“KBCM”) Personal Investment Policy, the KBCM Insider Trading policies and procedures, and the KBCM Information Barrier procedures found in the KBCM Compliance Manual; the Key Investment Services LLC (“KIS”) Investment Advisory Code of Ethics the KIS Investment Advisory Policies and Procedures the Key Private Bank Conflicts of Interest Policy, and the Key Private Bank (“KPB”) Personal Security Trading and Reporting Policy. To the extent that these policies and procedures are more detailed, restrictive and targeted, their more stringent restrictions supersede this Policy. The provisions of this Policy that are not superseded by more stringent provisions in related line of business policies continue to apply.

2.2 Transactions Subject to the Policy

This Policy applies to transactions in securities issued by Key (collectively referred to in this Policy as “Key Securities”), including Key’s common stock, options to purchase common stock, or any other type of securities that Key may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by Key, such as exchange-traded put or call options or swaps relating to Key Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Key Securities. Transactions that are not subject to this policy are described below in more detail under the heading
“Transactions Not Subject to the Policy” in Section 3.1.3 below.

2.3 Responsibility for Compliance

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about Key and any company with which Key engages in transactions or does business, including customers or suppliers of Key, and to not engage in transactions in Key Securities or the securities of any company with which Key does business while in possession of MNPI. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading.

Each individual is responsible for making sure that they comply with this Policy, and that Family Members and Controlled Entities whose transactions are subject to this Policy, as discussed above, also comply with this Policy.

In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of Key, the General Counsel, the General Counsel’s designee, Key Legal, or any employee or officer pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties imposed by regulators, criminal liability, and disciplinary action by Key for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

All Key employees are required to complete the annual Culture, Conduct and Ethics Training, which addresses conflicts of interest and personal securities transactions, as well as the annual Protecting Key’s Assets training, which addresses MNPI.

3. Policy

3.1 Policy Statement

It is the policy of Key that no director, officer or other employee of Key (or any other person subject to this Policy) who is aware of MNPI relating to Key may, directly, or indirectly through Family Members or other persons or entities:

1.Engage in transactions in Key Securities, except as otherwise specified in this Policy under the heading “Transactions Not Subject to the Policy”;
2.Recommend that others engage in transactions in of any Key Securities;
3.Disclose MNPI to persons within Key whose jobs do not require them to have that information, or outside of Key to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting firms, unless any such disclosure is made in accordance with Key’s policies regarding the protection or authorized external disclosure of information regarding Key; or
4.Assist anyone engaged in the above activities.

In addition, it is the policy of Key that no director, officer or other employee of Key (or any other person designated as subject to this Policy) who, in the course of working for Key, learns of MNPI about a company (1) with which Key does business, including a customer or supplier of Key , or (2) that is involved in a potential transaction or business relationship with Key, may either disclose MNPI about that company, engage in transactions in that company’s securities, or recommend that others engage in transactions in that company’s securities until the information becomes public or is no longer material (see Section 3.1.1 for a discussion of what is “material”).

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from this Policy. The securities laws do not recognize any mitigating circumstances and in any event, even the appearance of an improper transaction must be avoided to preserve Key’s reputation for adhering to the highest standards of conduct.

This Policy is one of Key's policies regarding employee conduct. Both this Policy and Key's Code of Business Conduct and Ethics (the “Code”) restrict trading in Key Securities and the stock of other companies with which Key engages in transactions or does business in order to comply with applicable laws. Employees who violate this Policy may be subject to disciplinary action.

3.1.1. Definition of MNPI

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright- line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•Changes in Key’s debt ratings;
•Significant regulatory developments;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A restructuring of Key;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•The establishment of a repurchase program for Key Securities;
•A change in Key’s pricing or cost structure;
•A change in management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product, process, or service;
•Significant pending or threatened litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;
•The imposition of a ban on trading in Key Securities or the securities of another company;
•A significant disruption in Key’s operations or loss, potential loss, breach, or unauthorized access of its property or assets, including its facilities and information technology infrastructure, including a significant cybersecurity incident; or
•The imposition of an event-specific restriction on trading in Key Securities or the securities of another company or the extension or termination of such restriction.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed broadly to the marketplace, such as through newswire services, a broadcast on widely available radio or television programs, publication in a widely-available newspaper, magazine or news website, and/or public disclosure documents filed with the United States Securities and Exchange Commission (“SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to Key’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the first business day after the day on which the information is released. If, for example, Key were to make an announcement on a Thursday, you should not engage in transactions in Key Securities until Friday. Depending on the particular circumstances, Key may determine that a longer or shorter period should apply to the release of specific MNPI.

3.1.2. Special and Prohibited Transactions

Key has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is Key’s policy that any persons covered by this Policy may not engage in any of the following transactions, as described below:
1.Short Sales. Short sales of Key Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in Key’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve Key’s performance. For these reasons, short sales of Key Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act (the “Exchange Act”) prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
2.Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a person covered by this Policy is trading based on MNPI and focus such person’s attention on short-term performance at the expense of Key’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
3.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a person to continue to own Key Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such person may no longer have the same objectives as Key’s other shareholders. Therefore, persons covered by this Policy are prohibited from engaging in any such transactions.
4.Margin Accounts and Pledges. Key Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on a loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of MNPI or is not permitted to engage in transactions in Key Securities, persons covered by this Policy are prohibited from pledging Key Securities as collateral for margin purchases or a loan.
5.Standing and Limit Orders. Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or employee is in possession of MNPI. Key prohibits placing standing or limiting order on Key Securities.

3.1.3. Transactions Not Subject to the Policy

This Policy does not apply in the case of the following transactions, except as specifically noted:
1.Stock Option Exercises. This Policy does not apply to a cash exercise of a stock option. However, Section 16 Insiders must still notify the General Counsel or the General Counsel’s designee prior to the exercise in order to ensure that the transaction is properly reported for Section 16 purposes.

This Policy does apply, however, to an exercise of a stock option, whether acquired pursuant to Key’s equity plans or otherwise, that includes any sale of Key Securities as part of a broker-assisted cashless exercise of an option, or any other sale or disposition of Key Securities for the purpose of generating the cash needed to pay the exercise price of an option or any related taxes. This also includes a “net exercise” of a stock option, whereby you elect to have Key withhold shares subject to an option to satisfy the exercise price or tax withholding due upon the exercise.
2.Key 401(k) Savings Plan. This Policy does not apply to purchases (to the extent, if any that the Key 401(k) Savings Plan from time to time permits such purchases) of Key Securities in the Key 401(k) Savings Plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election.

This Policy does apply, however, to discretionary transactions you make under the Key 401(k) Savings Plan relating to your Key stock account in the 401(k)

plan, including your election (to the extent, if any, that the Key 401(k) Savings Plan from time to time permits such elections) to:
(a)begin or terminate investing in the Key stock account of the 401(k) plan;
(b)increase or decrease the percentage of your periodic contributions that will be allocated to your Key stock account;
(c)make an intra-plan transfer of an existing account balance into or out of your Key stock account;
(d)borrow money against your Key stock account if the loan will result in a liquidation of some or all of your Key stock account balance; and
(e)pre‑pay a plan loan if the pre-payment will result in the allocation of loan proceeds to the Key stock account.
3.Deferred Savings Plan. This Policy does not apply to timely elections to defer base salary or performance-based compensation under the Deferred Savings Plan or the revocation of an existing election and the making of a new election as to the time and form of payment of deferred compensation under the Deferred Savings Plan.

This Policy does apply, however, to discretionary transactions you make under the Deferred Savings Plan relating to your Key stock account in the plan, including your election (to the extent, if any, that the Deferred Savings Plan from time to time permits such elections) to:
(a)begin or terminate investing in the Key stock fund of the Deferred Savings Plan;
(b)increase or decrease the percentage of your periodic contributions that will be allocated to the Key stock fund; and
(c)make an intra-plan transfer of an existing account balance into or out of, or an election to make an in-service withdrawal from, the Key stock fund.
4.Direct Stock Purchase and Discounted Stock Purchase Programs. This Policy does not apply to purchases of Key Securities in the Discounted Stock Purchase Program and Direct Stock Purchase Program (administered by Computershare) resulting from your periodic or lump sum contribution of money to the programs pursuant to the election you made at the time of your enrollment in the program, including through a payroll deduction election or other recurring contribution.
This Policy does apply, however, to:
(a)voluntary purchases of Key Securities resulting from cash contributions you choose to make to the programs;
(b)your initial election to participate in those programs;

(c)your election to increase your level of participation in the programs (for example, through changes to payroll deductions or other recurring contributions); and
(d)your sales of Key Securities purchased pursuant to the program.
5.Dividend Reinvestment Plan. This Policy does not apply to purchases of Key Securities under Key’s dividend reinvestment plan or a broker’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Key Securities.

This Policy does apply, however, to voluntary purchases of Key Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Key Securities purchased pursuant to the plan.
6.Vesting of Equity Awards. This Policy does not apply to the vesting of any Key Security, including those granted under Key’s equity plans, or to the withholding of shares to satisfy tax withholding requirements upon vesting.

3.1.4. Rule 10b5-1 Plans

The use of Rule 10b5-1 Plans is prohibited

The use of Rule 10b5-1 plans can lead to reputation risk as these plans allow employees to trade at pre-determined times even during blackout periods. Even a planned sale right before the announcement of MNPI could be perceived as Insider Trading. To avoid even the appearance of impropriety, employees are prohibited from having Rule 10b5-1 plans for transactions in KeyCorp Securities.

3.1.5. Post-Termination Transactions

This Policy continues to apply to certain transactions in Key Securities even after termination of service to Key, as explained below. If an individual is in possession of MNPI when their service terminates, that individual may not engage in transactions in Key Securities until that information has become public or is no longer material.

The pre-clearance procedures specified in the Policy for Section 16 Insiders (defined below) will cease to apply to transactions in Key Securities upon the expiration of any blackout period or other Key-imposed trading restrictions applicable at the time of the termination of service. In addition, after termination of service to Key, Section 16 Insiders remain subject to Section 16 “short-swing” profit-disgorgement rules for up to six months after termination and are required to file Forms 4 to report any non- exempt transactions in Key Securities (i.e., purchases and sales) occurring within six months after an “opposite-way” non-exempt transaction that occurred while they were still serving at Key.

3.1.6. Consequences of Violations

Engaging in transactions in securities while aware of MNPI, or the disclosure of MNPI to others who then engage in transactions in Key Securities or other companies’ securities, is prohibited by federal and state laws, as well as the laws of foreign jurisdictions. Insider trading violations are pursued vigorously by the SEC,

U.S. Attorneys, and state enforcement authorities. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Key-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can also tarnish a person’s reputation and irreparably damage the person’s career.

3.1.7. Trading Restrictions

Quarterly Trading Restrictions. The persons designated as subject to quarterly trading restrictions, as well as their Family Members and Controlled Entities, may not conduct any transactions involving Key Securities (other than as specified by this Policy), during a “Blackout Period” beginning on the 15th day of the last month of each quarter and ending on the first business day after the date of the public release of Key’s earnings results for that quarter. In other words, these persons may only conduct transactions in Key Securities during the “Window Period” beginning on the first business day following the public release of Key’s quarterly earnings and ending on the 14th day of the last month of the next fiscal quarter.

Event-Specific Trading Restriction Periods. From time to time, an event or development may occur that is material to Key and is known by only a few directors, officers, and/or employees. So long as the event or development remains material and nonpublic, the persons designated by the General Counsel may not engage in transactions in Key Securities, even though the trading window would otherwise be open (an “Event-Specific Blackout Period”). You may be directly notified of an Event-Specific Blackout Period or you may be denied preclearance without prior notice when you seek preclearance for a transaction in Key Securities. Since the existence of an Event-Specific Blackout Period may not be announced to all Key employees or Section 16 Insiders, you are prohibited from communicating the receipt of a notice of an Event-Specific Blackout Period or the denial of your preclearance requests to any other Key employee. If you inadvertently inform someone of an Event-Specific Blackout Period to which they were not already subject, please inform the General Counsel or the General Counsel’s designee immediately. The General Counsel or the General Counsel’s designee will inform you when you are no longer subject to an Event-Specific Blackout Period.

Even if you do not receive notice of an Event-Specific Blackout Period, you may not engage in transactions in Key Securities if you are aware of an event or development that is material to Key and has not yet been publicly disclosed.

Exceptions to Trading Restrictions. The quarterly trading restrictions and event- specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described under the heading “Transactions Not Subject to the Policy” in Section 3.1.3.

3.1.8. Additional Procedures and Considerations for Section 16 Insiders

Key has established additional procedures to assist Key in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of MNPI, and to avoid the appearance of any impropriety. These additional procedures are applicable only to Officers of KeyCorp that have been designated as Section 16 Officers and to members of the KeyCorp Board of Directors (collectively, “Section 16 Insiders”).

Any proposed transaction involving Key Securities by others who are subject to this Policy by virtue of their relationship with a Section 16 Insider (as described under the heading “Persons Subject to the Policy” – “Transactions by Family Members and

Others” and “Transactions by Entities that You Influence or Control”) is subject to the same procedures and guidelines that apply to the Section 16 Insiders. Section 16 Insiders should periodically review this Policy and the restrictions on trading in Key Securities with Family Members and Controlled Entities and remind them to coordinate any transaction in Key Securities with the Section 16 Insider. Section 16 Insiders should further remind those individuals to furnish them with any information that may be required for Section 16 reports (e.g., date of transaction, price per share, number of shares, etc.).

Pre-Clearance Procedures. Section 16 Insiders, as well as the Family Members and Controlled Entities of Section 16 Insiders, may not engage in any transaction in Key Securities without first obtaining pre-clearance of the transaction from the General Counsel or General Counsel’s designee. If a Section 16 Insider seeks preclearance and permission to engage in the transaction is denied, then they should refrain from initiating any transaction in Key Securities and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether they may be aware of any MNPI about Key and should describe fully those circumstances to the General Counsel or General Counsel’s designee.

In addition to the pre-clearance referenced above, the Chief Executive Officer must notify the Chair of the Compensation and Organization Committee of the KeyCorp Board of Directors prior to any transaction in Key Securities.

Section 16 Filing Requirements. The SEC’s rules under Section 16(a) of the Exchange Act impose reporting requirements on insiders. If there is any change in a Section 16 Insider’s ownership of Key Securities at any time, other than through certain exempt transactions, the Section 16 Insider is required to file a Section 16 report on “Form 4” with the SEC by the close of the second business day following the date of Section 16-reportable transactions in Key Securities.

Key Legal will determine whether a Form 4 filing is required at the time a Section 16 Insider requests pre-clearance for a transaction. If Key Legal determines that a Form 4 filing is required after the Section 16 Insider requests pre- clearance, Key Legal will make the filing on the Section 16 Insider’s behalf pursuant to the power-of-attorney authority the Section 16 Insider granted upon designation as a Section 16 Officer or election as a director. Upon filing, the Form 4 will be posted on the SEC’s public filing database and will be available on Key’s website (www.key.com/ir).

Short-Swing Profit Liability. Section 16 Insiders may be held liable under Section 16(b) of the Exchange Act for any profits earned on “opposite way” transactions that occur within a six month period (i.e., a sale followed by a purchase within six months, or a purchase followed by a sale within six months). Such “opposite way” transactions are “matched” to one another, and legal action could be pursued by a third-party against a Section 16 Insider who earned a profit or avoided a loss from those transactions. This is true even if the Section 16 Insider did not have a profit motive when engaging in the transactions.

Forms 144. Persons engaging in transactions in Key Securities should also be prepared to comply with Rule 144 promulgated under the Securities Act of 1933, as amended, and file a Form 144 with the SEC, if necessary, at the time of any sale.

Gifts. For the avoidance of doubt, this Policy applies to gifts, and Section 16 Insiders are required to report dispositions of Key Securities by gift on a Form 4 filed with the SEC by the close of the second business day following the gift.

3.2. Roles and Responsibilities Relative to the Key Insider Trading Policy

Risk Committee of KeyCorp Board of Directors (“Approving Body”): The Risk Committee of the KeyCorp Board of Directors provides oversight in the development and execution of the Policy and serves as its Approving Body. In this role, it holds final approval responsibilities for the Policy and any Material Revisions to it, as defined in Appendix A.1.

KBNA Board of Directors (“Approving Body”): The KBNA Board of Directors provides oversight and monitoring of the management of compliance risks that are specifically relevant to KBNA, and annually reviews and approves the Policy.

Enterprise Risk Management (“ERM”) Committee: The Enterprise Risk Management Committee, chaired by the Chief Executive Officer and comprised of senior level executives, is responsible for governance, direction, oversight, and high- level management of risk. The Enterprise Risk Management Committee escalates related issues to the Risk Committee of the KeyCorp Board of Directors.

Culture & Reputation Risk Committee (“Governing Body”): The Culture & Reputation Risk Committee provides direction in the development and execution of the Policy and serves as its Governing Body. In this role, the Culture & Reputation Risk Committee holds final review and approval responsibilities for the functions relating to the Policy (with the exception of Material Policy Revisions, as defined in Appendix A.1).

Chief Ethics Officer (Policy Owner): The Chief Ethics Officer manages the Ethics Office, acts as the Policy Owner and serves as a voting member of the Culture & Reputation Risk Committee.

Ethics Program Manager (Policy Manager): The Policy Manager is responsible for the day-to-day maintenance of this Policy. This includes the execution of required reviews, the management of certification and issue escalation processes, and the communication of Policy content.

Chief Compliance Officers: The Chief Compliance Officers for KBCM and KIS oversee execution of compliance risk practices and processes, ensure appropriate compliance risk oversight and governance, and support the second line of defense compliance risk infrastructure within their respective organizations, and report directly to the corresponding business executives.

Key Legal: Key Legal provides oversight and administration of this Policy for Section 16 Insiders and assists in efforts to manage compliance risk by providing advice and communicating significant changes to applicable laws and regulations.

Risk Review Group: The Risk Review Group provides an independent and objective perspective on the adequacy and function of the organization, and of Key’s controls and governance processes, as designed and represented by management.

Managers and All Employees: Managers and employees and others subject to this Policy are required to comply with the letter and the spirit of the Policy and to escalate issues of potential non-compliance as directed by the Code.
3.3. Compliance with the Key Insider Trading Policy

3.3.1. Compliance Requirements

The Ethics Office is responsible for the administration of the Policy under the oversight of the Chief Ethics Officer. Compliance with all practices and principles set forth in the Policy is required. The Ethics Office is responsible for oversight and implementation of this Policy and may supplement it with written notices that provide interpretations or explanations of the Policy or may implement additional specific or different requirements or procedures for designated business units.

3.3.2. Exception, non-compliance, interpretation resolution, and escalation

Non-compliance: Non-compliance with the Policy, if recognized, is reported to the Chief Ethics Officer and escalated to the General Counsel and/or the Chief Risk Review Officer and General Auditor when appropriate. Instances of non-compliance should be escalated to the Culture & Reputation Risk Committee (if necessary).

Interpretation issues: Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Ethics Officer or designee by emailing the Ethics Office at ethics@keybank.com. Section 16 Insiders and their Family Members and Controlled Entities should contact the General Counsel or the General Counsel’s designee with any questions.

3.4. Review Cycle

This Policy will be reviewed at least annually and submitted to the Culture & Reputation Risk Committee, the Risk Committee of the KeyCorp Board of Directors, and the KBNA Board of Directors for either validation or approval with revisions/enhancements. Any supporting Management Policies will be reviewed at least every three years and submitted for approval as required. The policy reviews include a discussion of the appropriateness of the policies and guidelines, taking into account recent events and trends.

If revisions to the Policy are required outside of the annual review cycle, the Policy Manager will coordinate needed revisions. When completed, the Policy Owner will assess whether any agreed-upon revisions are Material Policy Revisions, as defined in Appendix A.1. When revisions are not Material Policy Revisions, the Policy Owner can approve all changes and report to the Culture & Reputation Risk Committee the Policy has been updated. Material Policy Revisions require the approval of the Approving Body.

Appendix

A.1. Definitions

Insider Trading: Refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of MNPI about the security.

Material Policy Revision: Material Policy Revision is a substantive change, such as a change in responsibility or control, or new activities required for compliance with the Policy. Changes to the title of the Policy Owner, Governing Body, Approving Body or other major roles constitute Material Policy Revisions. Administrative changes, such as stylistic edits or updates to naming standards, clarification of existing roles or processes, changes to conform with other approved governance documents, and typographical corrections, do not constitute Material Policy Revisions. Changes to the individual currently holding the title (e.g., due to promotion) are not considered material.